Exhibit 3.01 to Eastman Chemical Company Current Report on Form 8-K Filed February 25, 2014 - Text of Amendments to Bylaws (New Text Underlined and Deleted Text Struck Through)

EASTMAN CHEMICAL COMPANY BYLAWS

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SECTION II

Meetings of Stockholders

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Section 2.7 Stockholder Nominations and Proposals . . .

(b) Only persons who are selected and recommended by the Board of Directors or the committee of the Board of Directors designated to make recommendations, or who are nominated by stockholders in accordance with the procedures set forth in this Section 2.7 (a “Stockholder Nomination”), shall be eligible for election, or qualified to serve, as directors. Nominations of individuals for election to the Board of Directors of the Corporation at any annual meeting or any special meeting of stockholders at which directors are to be elected may be made by any stockholder of the Corporation entitled to vote for the election of directors at that meeting by compliance with the procedures set forth in this Section 2.7. Nominations by stockholders shall be made by written notice (a "Nomination Notice"), which shall set forth (i) as to each individual nominated, (A) the name, date of birth, business address and residence address of such individual; (B) the business experience during the past five years of such nominee, including his or her principal occupations and employment during such period, the name and principal business of any corporation or other organization in which such occupations and employment were carried on, and such other information as to the nature of his or her responsibilities and level of professional competence as may be sufficient to permit assessment of his or her prior business experience; (C) whether the nominee is or has ever been at any time a director, officer or owner of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; (D) any directorships currently held, or held within the preceding five years, by such nominee in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; (E) whether, in the last ten years, such nominee has been convicted in a criminal proceeding or has been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; (F) whether the nominee is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and (~~F~~G) all information relevant to a determination of the nominee's status as to "independence," including references to the criteria established by the New York Stock Exchange (or any other exchange or quotation system on which the Corporation's equity securities are then listed or quoted) and the Corporation's Corporate Governance Guidelines, in each case as in effect at the time of such Stockholder Nomination; (ii) as to the Person submitting the Nomination Notice and any Person acting in concert with such Person, (x) the name and business address of such Person, (y) the name and address of such Person as they appear on the Corporation's books (if they so appear), and (z) the class and number of shares of the Corporation that are beneficially owned by such Person; and (iii) if the Person submitting the Nomination Notice is seeking to have the nominee included as such in the Corporation’s proxy statement for the Stockholder Nomination, the information required by Rule 14a-11 under the Securities Exchange Act of 1934. The Nomination Notice shall include (1) a ~~A~~ written consent to being named in a proxy statement as a nominee, and to serve as a director if elected, signed by the nominee, and (2) a written representation and agreement (in the form provided by the Secretary upon written request) signed by the nominee that the nominee is not and will not become a party to any Third-Party Compensation Arrangement that has not been disclosed to the Corporation. ~~shall be filed with any Nomination Notice.~~ If the presiding officer at any stockholders' meeting determines that a nomination was not made in accordance with the procedures prescribed by these Bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

SECTION III

Board of Directors

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Section 3.1.  Number and Qualifications. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors.  The number of directors constituting the Board of Directors shall be as authorized from time to time exclusively by a vote of a majority of the members of the Board of Directors then in office. A person who is not serving as a director shall not be eligible for nomination, appointment, or election if such person has or will have reached age ~~70~~ 75 on the date of his or her appointment or election, and any director reaching the age of ~~70~~ 75 during any term of office shall continue to be qualified to serve as a director only until the next annual meeting of stockholders following his or her ~~70th~~ 75th birthday~~; provided, however, that the Board of Directors is authorized, in circumstances it deems appropriate, to render a director then in office eligible to serve for one or more additional one year term or terms of office~~.

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Section 3.11 Compensation of Directors. Directors shall receive such compensation for their services as the Board of Directors may determine. Any director may serve the Corporation in any other capacity and receive compensation therefor. ~~No person shall qualify for service as a director of the Corporation if he or she is a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation; provided that agreements providing only for indemnification and/or reimbursement of out-of-pocket expenses in connection with candidacy as a director (but not in connection with service as a director) and any pre-existing employment agreement a candidate has with his or her employer (not entered into in contemplation of the employer’s investment in the Corporation or such employee’s candidacy as a director), shall not be disqualifying under this Section 3.11.~~